EXHIBIT 99.2

          AMERICAN RIVER BANKSHARES AND BANK OF AMADOR ANNOUNCE MERGER

July 8, 2004 - SACRAMENTO, CA - American River Bankshares (NASDAQ: AMRB), a bank holding company with $431 million in assets, and Bank of Amador (BNKA.OB) with $129 million in assets, today jointly announced the signing of a definitive merger agreement whereby American River Bankshares will acquire Jackson, California-based Bank of Amador by merging Bank of Amador with and into American River Bank, the wholly-owned subsidiary of American River Bankshares. Under the terms of the merger agreement, Bank of Amador shareholders will receive $6.825 per share in cash and $12.675 per share in stock in exchange for their Bank of Amador shares so long as the 20-day average closing price of American River Bankshares remains between $18.50-$23.50. Based upon American River Bankshares' closing price of $20.40 as of July 8, 2004, the transaction is currently valued at approximately $19.50 per share, or $30.5 million for Bank of Amador.

Upon completion of the transaction, Bank of Amador will operate as a division of American River Bank under the name "Bank of Amador, a division of American River Bank." Bank of Amador has three branches which are located in Jackson, Pioneer, and Ione, California. On a combined basis, American River Bank will operate 11 branches; 3 branches in Amador County as Bank of Amador, 3 branches in Sonoma County as North Coast Bank, and 5 branches in the Greater Sacramento Area totaling over $560 million in total assets.

The transaction is intended to qualify as a tax-free exchange for federal income tax purposes. As a result, the shares of American River Bankshares common stock received in exchange for Bank of Amador common stock will be transferred on a tax-free basis. The definitive agreement was unanimously approved by the Boards of Directors of American River Bankshares, American River Bank, and Bank of Amador. The transaction is subject to regulatory approvals and the approval by the shareholders of American River Bankshares and Bank of Amador. The transaction is expected to close in the fourth quarter of 2004.

"We are extremely pleased to announce this merger with Bank of Amador which has a very capable team of client-focused bankers," said David Taber, President and CEO of American River Bankshares. "We have admired Bank of Amador's success for many years. Larry Standing and his excellent staff have built a culture of high performance, quality client service, and community involvement."

Bank of Amador was founded in 1983 and has offices in Jackson, Pioneer, and Ione. "We are excited to join American River Bank," says Larry Standing, President and CEO of Bank of Amador. "They are a top-rated bank with a long history of excellence in Community Banking. The business and service philosophies of American River Bank are remarkably similar to those of Bank of Amador and by teaming up with American River Bank we will be able to offer an even wider variety of services." Larry Standing will remain President of Bank of Amador and join the American River Bank Board of Directors, along with one other Bank of Amador board member.

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Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan and lease losses, expenses, changes in the interest rate environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other noninterest income earned, general economic conditions, nationally, regionally and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the effects of terrorism, the threat of terrorism or the impact of the current military conflict in Iraq and the conduct of the war on terrorism by the United States and its allies, as well as other factors. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. American River Bankshares undertakes no obligation to update any forward-looking statements contained in this release.



For further information contact:



American River Bankshares:                    Bank of Amador:
David T. Taber, President                     Larry D. Standing, President
Mitchell A. Derenzo, Chief Financial          Thomas L. Walker, Chief Financial
  Officer                                       Officer
(916) 565-6100                                (209) 223-2431

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American River Bankshares and Bank of Amador will file a Joint Proxy
Statement/Prospectus as part of a Registration Statement on Form S-4 with the Securities and Exchange Commission, regarding the Agreement and Plan of Reorganization and Merger entered into by the parties on July 8, 2004. American River Bankshares and Bank of Amador will mail the Joint Proxy
Statement/Prospectus to their respective shareholders.

Investors and security holders are urged to read the Joint Proxy
Statement/Prospectus carefully as it will contain important information about American River Bankshares, American River Bank, Bank of Amador, the merger and related matters.

Copies of the Joint Proxy Statement/Prospectus filed by American River Bankshares and Bank of Amador with the Securities and Exchange Commission may be obtained, without charge, at the U.S. Securities and Exchange Commission website (http://www.sec.gov/). Copies of the Joint Proxy Statement/Prospectus may also be obtained, without charge, by directing a request to American River Bankshares, 1545 River Park Drive, Suite 107, Sacramento, California 95815,
Attn: Corporate Secretary, (916) 565-6100.

The statements contained in this news release are for informational purposes only and are not intended as an offer or solicitation with respect to the purchase or sale of any securities.

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